AGREEMENT dated July 12, 1996 between PSC Inc. ("PSC") and John F. O'Brien ("O'Brien").

                                    RECITALS

     A. O'Brien has been the President of Spectra-Physics Scanning systems, Inc. ("SPSS").

     B. By letter dated March 31, 1996, a copy of which is attached to this Agreement as Exhibit A (the "Severance Letter"), SPSS provided O'Brien with certain severance benefits under certain conditions as therein described.

     C. Effective this date, SPSS has become a wholly-owned subsidiary of PSC.

     D. PSC and O'Brien desire that effective this date O'Brien become the President of PSC.

     E. O'Brien seeks t protect his rights under the Severance Letter in the event that the job content of position of President does not meet his expectations during a six month transitional period.

     Accordingly, it is agreed as follows:

1. Upon the execution hereof O'Brien will be employed as President of PSC having the responsibilities and reporting relationships substantially as described in Alternative #3 of a memorandum dated July 9, 1996 from O'Brien to L. Michael Hone, a copy of which is attached as Exhibit B.

2. The term of this employment shall expire on six months from the date hereof (the "Term") unless the parties shall mutually agree in writing to renew, extend or modify the same. O'Brien's employment hereunder shall not be terminated during the said six month term except for Cause as the same is defined in the Severance Letter.

3. During the Term O'Brien's salary and benefits shall be continued as currently in effect subject, in the case of benefits, to such changes as PSC's benefit plans effect with regard to all executive employees generally.

4. O'Brien's right to severance payments as set forth in the Severance Letter shall not be abridged if he shall resign his position (i) during the Term for "Good Reason" as defined in the Severance Letter, or (ii) during the Term because his duties and responsibilities are changed materially from those described under the Alternatives 1,2 and 3 of Exhibit B. O'Brien will give PSC 15 days written notice of any intent to terminate his employment during the Term and PSC will have an opportunity to cure or remedy the situation during such period. In addition, he shall be entitled to the said severance benefits, if at the expiration of the Term in his sole discretion he elects not to renew or extend his employment with PSC because the job content has not met his expectations. In such case for the purpose of calculating the amount of O'Brien's severance payments, the term Closing Date as used at the bottom of page one and on page two of the Severance Letter shall be deemed to be January 12, 1997.

5. O'Brien agrees that during the Term and for five years thereafter, he will not, except as required by the performance of his duties under this Agreement, disclose or authorize anyone else to disclose or use or make known for his or another's benefit, any confidential information or knowledge of data of PSC, whether or not patentable or copyrightable, in any way acquired by him from the inception of his employment with PSC through the expiration of the Term (herein "Confidential Information"). Confidential Information, the purposes of this Agreement, shall include, but not be limited to, matters not readily available to the public which are:

     a. of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, prototypes, inventions, computer programs;

     b. of a business nature, such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records;

     c. pertain to future developments, such as, but not limited, to research and development, future marketing or merchandising plans or ideas.

         Immediately upon termination of O'Brien services, he shall deliver to PSC all originals and copies of everything in his possession or under his control which embodies or contains any Confidential Information, including, without limitations, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, computer discs, prototypes, price lists, customer lists or information, samples, and all other materials.

         Confidential Information shall not include information which (i) is published or otherwise becomes generally available to the public other than by a breach of confidentiality, or (ii) O'Brien can show by documentation was properly in his possession to his employment with PSC, or (iii) becomes available to O'Brien from an independent source without breach of this Agreement or violation of law, or (iv) id independently developed by O'Brien without the use of PSC's Confidential Information.

         6.a. In light of the special and unique services that have been and will be furnished to PSC by O'Brien and the Confidential Information that has been and will be disclosed to him during his employment, O'Brien agrees that during the Term, and for a period of twelve months thereafter he will not, without the written consent of PSC, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, stockholder or owners of or in any capacity with any corporation, partnership, business, firm, individual company or any entity located anywhere in the world engage in, or assist another to engage in, any work or activity in any way competitive with the Business of PSC as herein defined. However, nothing herein shall prevent O'Brien from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation O'Brien has no relationship other than as a shareholder.

         O'Brien specifically agrees that because of his special expertise and the special and unique services that he will be furnishing PSC, and because of the Confidential Information that will be disclosed to him during his employment, the above stated geographic areas and time period, in and during which he will not compete with PSC, are reasonable in scope and duration and are necessary to afford PSC just and adequate protection against the irreparable damage which would result to PSC from any activities prohibited by this Section. The "Business" of PSC is the development, manufacturing and marketing of technologies products and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, electronic interchange of bar coded or related data. The Business of PSC shall also include any business in which PSC is actually engaged or as to which it is doing research and development during O'Brien's employment with PSC.

     7. Except as expressly modified herein, all of the terms and conditions of the Severance Letter shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                    PSC Inc.


                                    By:      /s/ L. Michael Hone
                                             L. Michael Hone
                                             Chief Executive Officer and
                                             Chairman of the Board

                                             /s/ John F. O'Brien
                                             John F. O'Brien, President